Exhibit 21.1
SUBSIDIARIES OF TELENAV, INC.

TeleNav Shanghai Inc. (PRC)
TeleNav Xi’an Software Limited (PRC)
TeleNav Hong Kong, Limited (Hong Kong)
TELENAV DO BRASIL SERVIÇOS DE LOCALIZAÇÃO LTDA (Brazil)
TeleNav UK Limited (U.K.)
Thinknear, Inc. (Delaware)
Telenav GmbH
Telenav Software SRL
Telenav G.K.